Exhibit 10.37

ENTERPRISE BANCORP, INC.

Description of Directors’ Compensation

Enterprise Bancorp, Inc. (the “Company”) pays no separate compensation to its directors for their service as members of the Company’s board of directors. The Company’s principal subsidiary, Enterprise Bank and Trust Company (the “Bank”), pays the following fees on a per meeting and annual retainer basis to members of its board of directors and board of directors committees, except that directors who are also full-time salaried employees of the Bank are not paid any fees for any of their services as directors:

Per Meeting Fees

•                  Board of Directors meetings - $350

•                  Executive Committee meetings - $350

•                  Audit Committee meetings - $350

•                  All other committee meetings - $250

Annual Retainer Fees (as of July 1, 2006)

•                  All directors - $7,200

•                  All members of Executive Committee - $2,400

•                  Chairs of following committees:

•                  Audit - $7,500

•                  Asset-Liability - $6,000

•                  Compensation/Personnel - $6,000

•                  Investment Management and Trust Group - $6,000

•                  Corporate Governance/Nominating - $5,000

•                  Loan - $5,000

•                  Banking Technology - $4,000

•                  Marketing and Business Development - $3,000

Directors also have the right to make an irrevocable election for each year (by no later than December 31st of the preceding year) to receive shares of the Company’s common stock in lieu of receiving an elected portion of cash fees. The number of shares issued to directors pursuant to this election is based on the fair market value of the common stock as of the first trading day of the year for which the election applies.